                                                                    EXHIBIT 12.1

                          STATEMENT RE COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                 YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                           1995    1996    1997    1998   1999
                                                           -----   -----   -----   ----   ----
Ratio of earnings to fixed charges.......................  12.6x   10.0x    3.7x   7.5x   7.2x


     The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges include, as applicable, interest expense, amortization of debt issuance costs and the estimated interest component of rent expense.